UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2015

STRATEX OIL & GAS HOLDINGS, INC
(Exact name of registrant as specified in its charter)

Colorado	333-164856	94-3364776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 South Main Street, Suite 900

Salt Lake City, UT 84111
(Address of principal executive offices)

(801) 519-8500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 12, 2015 quarterly interest payments were due and payable on the following Notes:

(A)	Series A Senior Secured Promissory Notes

Principal obligation due and payable on February 11, 2016	$9,987,650
Quarterly interest payment due October 12, 2015	$302,092

Each Series A Notes bear interest at 12% per annum and is due and payable quarterly, in arrears. Upon default of the quarterly interest payment interest may be increased to 18% per annum and the Principal obligation of the Secured Promissory Notes may be accelerated.

The Series A Notes are secured by a first lien on substantially all of the assets of the Company, including all present and future wells and working interests, on a pro-rata basis. The lien is pari-passu with the lien granted in favor of the holders of the Company’s outstanding Series B Senior Secured Convertible Promissory Notes.

(B)	Series B Senior Secured Convertible Promissory Notes

Principal obligation due and payable on June 6, 2016	$8,014,560
Quarterly interest payment due October 12, 2015	$242,413

Each Series B Notes bear interest at 12% per annum and is due and payable quarterly, in arrears. Upon default of the quarterly interest payment interest may be increased to 18% per annum and the Principal obligation of the Secured Promissory Notes may be accelerated.

The Series B Notes are secured by a first lien on substantially all of the assets of the Company, including all present and future wells and working interests, on a pro-rata basis. The lien is pari-passu with the lien granted in favor of the holders of the Company’s outstanding Series A Senior Secured Convertible Promissory Notes.

The Company has not received a notice of default from any of the Senior Secured Promissory Note holders as of October 14, 2015. The Company will not pay the quarterly interest payment to the Senior Secured Convertible Promissory Note Holders, which is currently due, at this time. The Company is uncertain when the payments will be made. The Company has informed the Note Holders that the payment will not be made and is currently in discussions with the Note Holders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEX OIL & GAS HOLDINGS, INC

By	/s/ Stephen P. Funk
Stephen P. Funk
Chief Executive Officer

Date	October 14, 2015

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